Exhibit 20
                                                             Nasdaq Symbol: FSLA

FIRST SENTINEL BANCORP, INC.
1000 Woodbridge Center Drive, PO Box 5003, Woodbridge, New Jersey 07095
Phone: (732) 726-9700  Internet: www.firstsentinelbancorp.com

News Release
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FOR IMMEDIATE RELEASE                  Contact: Christopher Martin
September 4, 2003                               President and CEO
                                                Ph: (732) 726-9700
                                                Fax: (732) 726-5541

                     FIRST SAVINGS BANK IN AGREEMENT TO SELL
                             LAWRENCEVILLE BRANCH TO
                             YARDVILLE NATIONAL BANK

      Woodbridge, NJ, September 4, 2003. First Savings Bank, a subsidiary of First Sentinel Bancorp, Inc. (NASDAQ: FSLA) announced today that it has signed an agreement to sell its Lawrenceville branch to Yardville National Bank, a subsidiary of Yardville National Bancorp, (NASDAQ: YANB) for an undisclosed consideration.

      Under the terms of the agreement, Yardville will assume approximately $40 million in deposits from First Savings. First Sentinel estimates that the transaction will generate a pre-tax gain of approximately $2.5 million, or approximately $0.06 per share, net of related taxes, for the Company. The transaction, which is subject to regulatory approval, is expected to close by year end.

      First Sentinel, through its subsidiary, First Savings Bank currently operates 23 branch offices in Middlesex, Monmouth, Mercer, Somerset and Union Counties, New Jersey.

Statements contained in this news release that are not historical fact are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a large number of factors. Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, real estate values, loan loss provisions, competition, customer retention and changes in legislation and regulation. First Sentinel Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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